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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                     September 17, 2001 (September 4, 2001)

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                           PROVINCE HEALTHCARE COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                       0-23639               62-1710772
(State or Other Jurisdiction of   (Commission File Number)     (IRS Employer
         Incorporation)                                      Identification No.)


         105 WESTWOOD PLACE
         SUITE 400
         BRENTWOOD, TENNESSEE                                         37027
         (Address of Principal Executive Offices)                   (Zip Code)

                                 (615) 370-1377
              (Registrant's Telephone Number, Including Area Code)



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ITEM 5.  OTHER EVENTS

         On September 4, 2001, Province Healthcare Company opened its $31.0 million Northeastern Nevada Regional Hospital in Elko, Nevada. The new 75-bed, 125,000 square-foot facility replaces the 50-bed, 65,000 square-foot Elko General Hospital, which Province Healthcare Company acquired in June 1998.

         Also, on September 7, 2001, Province Healthcare Company, through a subsidiary, entered into a definitive agreement to acquire, through a long-term lease, Lakewood Medical Center in Morgan City, Louisiana (the "Hospital") from Hospital Service District No. 2 of the Parish of St. Mary. The Hospital will be acquired for approximately $14.6 million. It is anticipated that the transaction will close on October 31, 2001, following a public referendum and subject to closing conditions specific to the transaction. In the meantime, Province will manage the operations of the Hospital until the acquisition closes.

         The Hospital, which is licensed for 168 acute care beds, is the only hospital in a community with a service area population of approximately 82,000 people. In addition, the Hospital had revenues in its last fiscal year of approximately $20.0 million.

         Province Healthcare Company currently owns or leases 16 general acute care hospitals in 11 states with a total of 1,758 licensed beds. Province also provides management services to 36 primarily non-urban hospitals in 13 states with a total of 2,981 licensed beds.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Exhibits

                  99.1 Copy of the press release, dated September 4, 2001, announcing that Province Healthcare Company has opened Northeastern Nevada Regional Hospital in Elko, Nevada.

                  99.2 Copy of the press release, dated September 10, 2001, announcing that Province Healthcare Company signed a definitive agreement to acquire, through a long-term lease, Lakewood Medical Center in Morgan City, Louisiana.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    PROVINCE HEALTHCARE COMPANY



                                    By: /s/ Brenda B. Rector
                                        ----------------------------------------
                                        Brenda B. Rector
                                        Vice President and Controller


Date:  September 17, 2001